EXHIBIT 99.1

News Release

Ontrak Names Dr. Robert Accordino Chief Medical Officer

Mental Healthcare Leader and Harvard Medical School Faculty Member Joins Ontrak

Santa Monica, CA – September 9, 2021 Ontrak, Inc (NASDAQ: OTRK) (“Ontrak” or the “Company”), a leading AI-powered and telehealth-enabled healthcare company, today announced the appointment of Dr. Robert Accordino as Ontrak’s Chief Medical Officer, effective September 27, 2021. Dr. Accordino joins Ontrak from Quartet Health where he served as the company’s most senior clinician and Chief Mental Health Officer. He practices psychiatry and is on the faculty of Harvard Medical School and Massachusetts General Hospital. Dr. Accordino will report to Jonathan Mayhew, CEO, who joined Ontrak from CVS Health earlier this year.

“Dr. Accordino’s reputation in the healthcare industry speaks volumes about his talent and impact,” said Jonathan Mayhew, Ontrak CEO. “He is a sought after thought leader, having given over 80 conference, grand rounds and seminar presentations and engaged in clinical research that has resulted in over 40 peer-reviewed publications, book chapters and articles. Last year, he was named one of the Top 25 Emerging Leaders by Modern Healthcare. Dr. Accordino’s appointment is the third in a series of new executive leadership appointments that further strengthen our management team. As Chief Medical Officer of Ontrak, Dr. Accordino will be responsible for all of our clinical operations, provider network, and care community training. He will also guide the clinical development of our new care pathways, products, and services, leveraging our landmark Treatment Effect Study for the benefit of customers and members.”

Dr. Accordino stated, “Ontrak has a demonstrated ability to engage those who others have not been able to reach. I’m deeply impressed by the company’s commitment to whole person care, addressing physical, mental and social health needs. I am deeply humbled and tremendously excited to join the Ontrak team and work alongside them to advance the clinical experiences and outcomes for all of the members whom Ontrak serves.”

As Chief Mental Health Officer at Quartet Health, Dr. Accordino led and executed the company’s clinical strategy. During his tenure, Quartet’s geographic footprint and digitally-enabled care increased significantly. Prior to this, Dr. Accordino was Chief of Psychiatry and Behavioral Health at CareMore, an innovative health plan and care delivery system with over $1.2B in revenue and over 100,000 members in eight states. From 2016-2017, Dr. Accordino served as the White House Fellow to the Secretary of Defense and chaired the Secretary of the Army Symposium on Suicide Prevention and Social Media.

As a medical student, Dr. Accordino founded the nonprofit organization, Music for Autism, and continues to support its work as Chair of their Board of Directors. Additionally, he serves on the Board of Directors of Hope in a Box. Dr. Accordino holds a Bachelor of Arts in Psychology from Princeton University, a Master of Science in Experimental Psychology from Oxford University, and a Doctor of Medicine from Mount Sinai School of Medicine.

About Ontrak, Inc.

Ontrak, Inc. (f/k/a Catasys, Inc.) is a leading AI and telehealth-enabled healthcare company, whose mission is to help improve the health and save the lives of as many people as possible. Ontrak identifies, engages, activates and provides care pathways to treatment for the most vulnerable members of the behavioral health population who would otherwise fall through the cracks of the healthcare system. We engage individuals with anxiety, depression, substance use disorder and chronic disease through personalized care coaching and customized care pathways that help them receive the treatment and advocacy they need, despite the socio-economic, medical and health system barriers that exacerbate the severity of their comorbid illnesses. The company’s integrated intervention platform uses AI, predictive analytics and digital interfaces combined with dozens of care coach engagements to deliver improved member health, better healthcare system utilization, and durable outcomes and savings to healthcare payors.

Learn more at www.ontrakhealth.com

Investors:
Caroline Paul
Gilmartin Group
investors@ontrak-inc.com

Cautionary Note Regarding Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, risks of retaining key personnel and customers, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. Forward looking statements may include statements regarding our proprietary IP and technological innovation allowing us to identify, engage, and create lasting behavior change in the lives of those with unaddressed behavioral health conditions and chronic disease. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.